As filed with the Securities and Exchange Commission on February 28, 1997

                                                         Registration No.
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                            THE LIBERTY CORPORATION
           (Exact Name of Registrant as specified in its Charter)

                                ----------------
         South Carolina                                    57-0507055
(State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                        Identification No.)


      2000 Wade Hampton Boulevard
      Greenville, South Carolina                              29615
(Address of Principal Executive Offices)                    (Zip Code)


        THE COSMOS BROADCASTING CORPORATION RETIREMENT AND SAVINGS PLAN
                            (Full Title of the Plan)

                               Martha G. Williams
                 Vice President, General Counsel and Secretary
                            The Liberty Corporation
                          2000 Wade Hampton Boulevard
                       Greenville, South Carolina  29615
                    (Name and Address of Agent for Service)

                                 (864) 609-8300
         (Telephone Number, including Area Code, of Agent for Service)

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================

                                                              Proposed maximum         Proposed maximum
       Title of securities               Amount to be          offering price         aggregate offering           Amount of
       to be registered(1)               registered(2)          per share(3)                price              registration fee
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value               150,000 shares
----------------------------------------------------------
Rights to Purchase Series A               75,000 rights           $40.875                 $6,131,250                $1,858
Participating Cumulative Preferred
Stock, no par value (4)
=================================================================================================================================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Prior Registration Statements on Form S-8 have previously registered securities offered under this Plan.

(3) The price is estimated in accordance with Rule 457(h) under the Securities Act of 1933, solely for the purpose of calculating the registration fee, and represents the average of the high and low sale prices of the Common Stock of The Liberty Corporation on the New York Stock Exchange on February 24, 1997.

(4) Prior to the occurrence of certain events, purchase rights for shares of Series A Participating Cumulative Preferred Stock will not be evidenced separately from the Common Stock.
================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*


* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Certain Documents by Reference

        The following documents filed by The Liberty Corporation (the "Company") and The Cosmos Broadcasting Corporation Retirement and Savings Plan (the "Plan") (or a predecessor plan) with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference as of their respective dates:

        (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

        (b) The Annual Report of The Liberty Corporation and Adopting Related Employers' 401(k) Thrift Plan ("Predecessor Plan")(1) on Form 11-K for the year ended December 31, 1995, filed as an exhibit to the Company's Annual Report on Form 10-K for the same period;

        (c) The Company's Quarterly Reports on Form 10-Q for the quarters ending March 31, 1996, June 30, 1996 and September 30, 1996.




------------------------

       (1)The portion of the Predecessor Plan relating to participants in The Cosmos Broadcasting Corporation Retirement and Savings Plan is merging into this Plan effective April 1, 1997 following the spin-off of that portion of the Predecessor Plan from the remaining portion of the Predecessor Plan, which will be merged into a separate retirement plan maintained by the Company. The Predecessor Plan was the only plan of the Company and its affiliates for which plan interests constituted separate securities prior to the merger of the respective portions of the Predecessor Plan into the Plan and the separate retirement plan maintained by the Company.

        (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10 (File No. 1-5846), filed on December 30, 1968, as updated and restated by certain information contained under Item 5 of Part II of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1992 and as updated by subsequently filed periodic reports, and the description of Rights to Purchase Series A Participating Cumulative Preferred Stock contained in the Company's Registration Statement on Form 8-A, filed on August 10, 1990.

        All reports filed by the Company or the Plan (or on behalf of the Predecessor Plan with respect to the year ended December 31, 1996) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in any of such documents hereby incorporated by reference will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        Not applicable.

Item 6. Indemnification of Directors and Officers

        South Carolina Business Corporation Act

        Section 33-8-510 of the South Carolina Business Corporation Act ("SCBCA") authorizes a South Carolina corporation to indemnify a director against loss or expense incurred by the director as a result of a civil, criminal, administrative, or investigative proceeding to which the director is made a party by virtue of his status as a director, provided that the director conducted himself in good faith and reasonably believed (1) in the case of conduct in his official capacity, that his conduct was in the best interest of the corporation, and (2) in all other cases, that his conduct was at least not opposed to its best interest, and in the case of any criminal proceeding, that the director had no reasonable cause to believe his conduct was unlawful.
Section 33-8-510 prohibits a South Carolina corporation from indemnifying a director in the event of adjudicated liability in connection with a proceeding by or in the right of the corporation, or in any other proceeding whether or not in his official capacity, if the director was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

        This indemnification under the SCBCA may be made by a South Carolina corporation only upon (1) a determination that the standard of conduct set forth in Section 33-8-510 has been met, made by the majority vote of a quorum of non-party directors, or if such a quorum cannot be obtained, by majority vote of a committee consisting of two or more non-party directors, by special legal counsel, or by the affirmative vote of shareholders excluding shares owned, or the voting of which is controlled, by directors who are parties to the proceeding; and (2) authorization of indemnification, made in the same manner as the determination that indemnification is permissible, except that, if the determination is made by special legal counsel, authorization must be made by majority vote of a quorum of non-party directors or a special committee consisting of two or more non-party directors, or if such quorum or committee cannot be obtained, by majority vote of the board of directors.

        Section 33-8-520 of the SCBCA also provides for the mandatory indemnification of a director for reasonable expenses if the director has been wholly successful (whether or not on the merits) in the defense of any proceeding to which he was a party because he is or was a director, unless provided otherwise by the articles of incorporation. In addition, unless provided otherwise by a corporation's articles of incorporation, Section 33-8-540 of the SCBCA authorizes a director to apply for indemnification by court order, which may be granted if the court determines that the director is entitled to mandatory indemnification or is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the statutory standard of conduct, or was adjudged liable to the corporation or improperly derived a personal benefit, but in that event court-ordered indemnification is limited to reasonable expenses incurred in connection with the proceeding.

        A South Carolina corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if (1) the director furnishes the corporation with a written affirmation of his good faith belief that he has met the statutory standard of conduct described in Section 33-8-510, (2) the director furnishes the corporation with a written promise to repay expenses advanced if it is ultimately determined that he did not meet the standard of conduct, and (3) the corporation determines, in the same manner required for determining the statutory standard of conduct, that the facts as known would not preclude indemnification under the SCBCA.

        Section 33-8-560 of the SCBCA permits a South Carolina corporation to indemnify an officer, employee or agent who is not a director to the same extent as to a director. An officer who is not a director is also entitled to the mandatory indemnification and court-ordered indemnification available to a director. A South Carolina corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

        The SCBCA provides that a South Carolina corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or agent of the corporation, or one serving as such for another entity or enterprise at the request of the corporation, against liability whether or not the corporation would have the power to indemnify him against such liability under the SCBCA.

        The SCBCA validates provisions in the articles of incorporation or bylaws of a South Carolina corporation, resolutions of its shareholders or board of directors, or otherwise, only to the extent such provisions or resolutions are consistent with the SCBCA, but does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he is not a defendant or respondent to the proceeding.

        Bylaws

        Article Five of the Company's Bylaws permits indemnification to the fullest extent permitted by the SCBCA. Under Article Five, any present or former director, officer or employee of the Company, or any person, who, at the request of the Company, may have served as a director or officer of another company in which the Company owns shares or of which the Company is a creditor, is entitled to reimbursement of expenses and other liabilities, including attorney's fees actually and reasonably incurred by him and any amount owing or paid by him in connection with a civil, criminal or administrative proceeding to which he is a party by reason of being or having been a director, officer or employee of the Company or such other company.

        Article Five also authorizes the Company to purchase and maintain insurance on behalf of any present or former director, officer or employee of the Company, or any person who, at the request of the Company, may have served as a director or officer of any company in which the Company owns shares or in which the Company is a creditor, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such together with all costs, fees, penalties, fines and the like with respect thereto.

        Insurance Policies

        The Company currently maintains an insurance policy providing reimbursement of indemnification payments to officers and directors of the Company and its subsidiaries and reimbursement of certain liabilities incurred by directors and officers of the Company and its subsidiaries in their capacities as such, to the extent that they are not indemnified by the Company.

Item 7. Exemption from Registration Claimed

        Not applicable.


Item 8. Exhibits
------- --------
4.1     See Articles 4, 5, 7 and 9 of the Company's Restated Articles of
        Incorporation (filed as Exhibit 3.1 to the Company's Annual Report on
        Form 10-K for the year ended December 31, 1995 and incorporated herein by reference) and Articles I, II and VI of the Company's bylaws (filed as Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the
        quarter ended March 31, 1994 and incorporated herein by reference)

4.2     See the Form of Rights Agreement dated as of August 7, 1990 between The
        Liberty Corporation and The Bank of New York, as Rights Agent, which includes as Exhibit B thereto the form of Right Certificate (filed as Exhibits 1 and 2 to the Company's Form 8-A, dated August 10, 1990, and incorporated herein by reference) with respect to the Rights to purchase Series A Participating Cumulative Preferred Stock

4.3     Form of The Cosmos Broadcasting Corporation Retirement and Savings Plan

5.1     (a) For the foreseeable future, all shares of the Company's Common
        Stock (and related Rights) purchased by the Plan will be acquired in the market, so no opinion is needed at this time as to any original issuance securities

        (b) The Company will submit, on a timely basis, The Cosmos Broadcasting
        Corporation Retirement and Savings Plan, as amended and restated, to the Internal Revenue Service ("IRS") for a determination letter that the Plan, as amended and restated, is qualified under Section 401 of the Internal Revenue Code and will make any changes required by the IRS in order to qualify the Plan, as amended and restated

23.1 Consent of Ernst & Young LLP to incorporation of audited financial statements of the Company and audited financial statements of The
        Liberty Corporation and Adopting Related Employers' 401(k) Thrift Plan

24.1    Power of Attorney of Rufus C. Barkley, Jr.

24.2    Power of Attorney of Edward E. Crutchfield

24.3    Power of Attorney of Lawrence M. Gressette, Jr.

24.4    Power of Attorney of W. W. Johnson

24.5    Power of Attorney of William O. McCoy

24.6    Power of Attorney of Buck Mickel

24.7    Power of Attorney of John H. Mullin III

24.8    Power of Attorney of Benjamin F. Payton

24.9    Power of Attorney of Eugene E. Stone, IV

Item 9. Undertakings

       (a)  The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and each filing of an annual report of the Plan (or the Predecessor Plan) pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                 *     *     *

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on February 28, 1997.

                                       THE LIBERTY CORPORATION


                                       By: /s/ HAYNE HIPP
                                           -------------------------------------
                                           Hayne Hipp
                                           President and Chief Executive Officer





         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



     Signature                                     Title                                Date
     ---------                                     -----                                ----
/s/ HAYNE HIPP                                 President, Chief Executive           February 28, 1997
----------------------------------             Officer and Director
Hayne Hipp


/s/ H. RAY EANES                               Senior Vice President Finance        February 28, 1997
----------------------------------             & Treasurer (Chief Financial
H. Ray Eanes                                   Officer)



/s/ JOHN P. SMITH                              Corporate Controller                 February 28, 1997
----------------------------------
John P. Smith


     Signature                                     Title                                      Date
     ---------                                     -----                                      ----
/s/ RUFUS C. BARKLEY, JR.*                     Director                                 February 28, 1997
-------------------------------------
Rufus C. Barkley, Jr.

/s/ EDWARD E. CRUTCHFIELD*                     Director                                 February 28, 1997
-------------------------------------
Edward E. Crutchfield

                                               Director                                 February ___, 1997
-------------------------------------
John R. Farmer

/s/ LAWRENCE M. GRESSETTE, JR*                 Director                                 February 28, 1997
-------------------------------------
Lawrence M. Gressette, Jr.

/s/ W.W. JOHNSON*                              Director                                 February 28, 1997
-------------------------------------
W. W. Johnson

/s/ WILLIAM O. MCCOY*                          Director                                 February 28, 1997
-------------------------------------
William O. McCoy

/s/ BUCK MICKEL*                               Director                                 February 28, 1997
-------------------------------------
Buck Mickel

/s/ JOHN H. MULLIN III*                        Director                                 February 28, 1997
-------------------------------------
John H. Mullin III

/s/ BENJAMIN F. PAYTON*                        Director                                 February 28, 1997
-------------------------------------
Benjamin F. Payton

                                               Director                                 February ___, 1997
-------------------------------------
J. Thurston Roach

/s/ EUGENE E. STONE, IV*                       Director                                 February 28, 1997
-------------------------------------
Eugene E. Stone, IV


*By Susan E. Cyr, as attorney-in-fact

/s/ SUSAN E. CYR
-------------------------------------
Susan E. Cyr, as attorney-in-fact
for the individuals as indicated

         The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on February 28, 1997.

                                      THE COSMOS BROADCASTING CORPORATION
                                      RETIREMENT AND SAVINGS PLAN

                                      By Plan Administrator



                                      By: /s/ SUSAN E. CYR
                                          --------------------------------------
                                          Susan E. Cyr
                                          Member of Plan Administrator Committee

                               INDEX TO EXHIBITS
                               -----------------


 Exhibit
 Number          Exhibit
 -------         -------
 4.1             See Articles 4, 5, 7 and 9 of the Registrant's Restated
                 Articles of Incorporation (filed as Exhibit 3.1 to the
                 Registrant's Annual Report on Form 10-K for the year ended
                 December 31, 1995 and incorporated herein by reference) and
                 Articles I, II and VI of the Registrant's bylaws (filed as
                 Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q
                 for the quarter ended March 31, 1994 and incorporated herein by reference)

 4.2 See the Form of Rights Agreement dated as of August 7, 1990 between The Liberty Corporation and The Bank of New York, as
                 Rights Agent, which includes as Exhibit B thereto the form of Right Certificate (filed as Exhibits 1 and 2 to the Company's
                 Form 8-A, dated August 10, 1990, and incorporated herein by reference) with respect to the Rights to purchase Series A
                 Participating Cumulative Preferred Stock

 4.3             Form of The Cosmos Broadcasting Corporation Retirement and
                 Savings Plan

 5.1             (a) For the foreseeable future, all shares of the Company's
                 Common Stock (and related Rights) purchased by the Plan will be acquired in the market, so no opinion is needed at this time as to any original issuance securities.

                 (b) The Company will submit, on a timely basis, The Cosmos
                 Broadcasting Corporation Retirement and Savings Plan, as amended and restated, to the Internal Revenue Service ("IRS") for a determination letter that the Plan, as amended and restated, is qualified under Section 401 of the Internal
                 Revenue Code and will make any changes required by the IRS in order to qualify the Plan, as amended and restated

 23.1 Consent of Ernst & Young LLP to incorporation of audited financial statements of the Company and audited financial statements of The Liberty Corporation and Adopting Related
                 Employers' 401(k) Thrift Plan

 24.1            Power of Attorney of Rufus C. Barkley, Jr.

 24.2            Power of Attorney of Edward E. Crutchfield

 24.3            Power of Attorney of Lawrence M. Gressette, Jr.

 24.4            Power of Attorney of W. W. Johnson

 24.5            Power of Attorney of William O. McCoy

 24.6            Power of Attorney of Buck Mickel

 24.7            Power of Attorney of John H. Mullin III

 24.8            Power of Attorney of Benjamin F. Payton

 24.9            Power of Attorney of Eugene E. Stone, IV